           SUPPLEMENT TO PROSPECTUS SUPPLEMENT DATED NOVEMBER 8, 2001
                     (TO PROSPECTUS DATED OCTOBER 5, 2001)
                    WAMU MORTGAGE PASS-THROUGH CERTIFICATES,
                                SERIES 2001-AR3
                  WASHINGTON MUTUAL MORTGAGE SECURITIES CORP.
                         DEPOSITOR AND MASTER SERVICER

                                 $1,158,011,450
                                 (APPROXIMATE)

    The fourth paragraph on page S-18 is amended and restated in its entirety as follows:

        Each mortgage loan will be a conventional mortgage loan evidenced by a mortgage note. After an initial fixed-rate period ranging from one to twelve months, the mortgage interest rate on each mortgage loan will be adjusted monthly to equal the sum of the applicable index and the per annum rate specified or adjusted as provided in the applicable mortgage note (the 'MARGIN'), rounded to the nearest 0.001%. The Margin for each mortgage loan may change if the applicable index is replaced. See 'The Indices -- One-Year MTA' and ' -- COFI' in this prospectus supplement. In addition, adjustments to the mortgage interest rate for each mortgage loan are subject to a lifetime maximum interest rate (a 'RATE CEILING'). The minimum interest rate for any mortgage loan is its related Margin.

    The first paragraph under 'The Indices -- One-Year MTA' on page S-19 is amended and restated in its entirety as follows:

        'ONE-YEAR MTA' is a per annum rate equal to the twelve-month moving average monthly yield on United States Treasury Securities adjusted to a constant maturity of one year as published by the Federal Reserve Board in the Federal Reserve Statistical release 'Selected Interest Rates (G.13),' determined by averaging the most recently available twelve months, based on the most recent release fifteen days before the rate adjustment date. The Selected Interest Rates (G.13) will cease publication after January 2002, and the master servicer will determine One-Year MTA based on Federal Reserve Statistical Release H.15, which provides comparable information. If One-Year MTA is no longer available, the master servicer will choose a new index for the group I loans that is based on comparable information. When the master servicer chooses a new index for the group I loans it will increase or decrease the Margin by the difference between the average One-Year MTA for the final three years it was in effect and the average of the most recent three years for the replacement index. Any replacement Margin will be rounded as provided in the related mortgage note.

    The first paragraph under 'The Indices -- COFI' on page S-19 is amended and restated in its entirety as follows:

        The loan group II index is the '11th District Cost of Funds Index' or 'COFI' that is published each month by the Federal Home Loan Bank of San Francisco for the prior month in its monthly Information Bulletin (the 'COFI BULLETIN'), currently available from the Federal Home Loan Bank of San Francisco, 600 California Street, San Francisco, California 94108, telephone: (415) 616-1000. The Federal Home Loan Bank of San Francisco describes COFI as based on the weighted average cost of funds for its member savings institutions, which are located in Arizona, California or Nevada. If COFI is no longer available, the index for the group II loans will be One-Year MTA or any substitute index as provided above under ' -- The Indices -- One-Year MTA.' When the master servicer replaces COFI with One-Year MTA, it will increase or decrease the Margin by the difference between COFI for the final three years it was in effect and the average of the most recent three years for One-Year MTA. If One-Year MTA is no longer available, the master servicer will choose a new index for the group II loans that is based on information comparable to One-Year MTA and adjust the Margin similarly, based on the immediately preceding index, COFI or One-Year MTA. Any replacement Margin will be rounded as provided in the related mortgage note.

    The first paragraph on page S-39 is amended and restated in its entirety as follows:

        The servicing fee will be calculated as a per annum percentage for each mortgage loan. The servicing fee for the mortgage loans in loan group I will range from 0.700% to 2.400% with a weighted average of approximately 1.267%, and the servicing fee for the



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    mortgage loans in loan group II will range from 0.850% to 2.650% with a weighted average of approximately 1.647%. Each mortgage loan in loan group I has a servicing fee that is equivalent to its Margin as of the Cut-Off Date less the sum of (a) 1.200% and (b) the master servicing fee of 0.050%. Each mortgage loan in loan group II has a servicing fee that is equivalent to its Margin as of the Cut-Off Date less the sum of (a) 1.250% and (b) the master servicing fee of 0.050%.

    The table entitled 'Pass-Through Rates of the Group I Loans' in Appendix B on page S-56 is amended and restated in its entirety as follows:

                    PASS-THROUGH RATES OF THE GROUP I LOANS

                                   AGGREGATE
                               PRINCIPAL BALANCE                       WEIGHTED AVERAGE
          RANGE OF              OF THE MORTGAGE    WEIGHTED AVERAGE       SCHEDULED
        PASS-THROUGH            LOANS AS OF THE    MORTGAGE INTEREST    REMAINING TERM
          RATES (%)              CUT-OFF DATE            RATES           (IN MONTHS)
          ---------              ------------            -----           -----------
1.750........................   $    728,000.00          2.950%              360
2.251 - 2.500................      7,401,797.55          3.950               359
2.501 - 2.750................     29,271,577.28          3.964               361
2.751 - 3.000................      9,677,491.51          3.962               359
3.001 - 3.250................      1,621,240.58          4.555               358
3.251 - 3.500................      6,493,856.28          4.967               358
3.501 - 3.750................     40,811,763.24          4.953               369
3.751 - 4.000................      3,941,508.82          4.950               357
4.501 - 4.750................      1,391,663.42          5.950               357
5.501 - 5.750................    290,518,232.08          6.909               359
5.751 - 6.000................    373,070,839.79          7.187               360
6.001 - 6.250................      1,069,550.99          7.450               351
                                ---------------          -----               ---
                                $765,997,521.54          6.725%*             360*
                                ---------------
                                ---------------

---------

* Represents a weighted average of all the group I loans.

    As of the Cut-Off Date, the Pass-Through Rates for the group I loans ranged from approximately 1.750% per annum to approximately 6.150% per annum, with a weighted average of approximately 5.408% per annum.

    The table entitled 'Pass-Through Rates of the Group II Loans' in Appendix B on page S-59 is amended and restated in its entirety as follows:

                    PASS-THROUGH RATES OF THE GROUP II LOANS

                                   AGGREGATE
                               PRINCIPAL BALANCE                       WEIGHTED AVERAGE
          RANGE OF              OF THE MORTGAGE    WEIGHTED AVERAGE       SCHEDULED
        PASS-THROUGH            LOANS AS OF THE    MORTGAGE INTEREST    REMAINING TERM
          RATES(%)               CUT-OFF DATE            RATES           (IN MONTHS)
          --------               ------------            -----           -----------
2.000........................   $    964,845.36          3.950%              359
2.001 - 2.250................     12,679,107.16          3.981               359
2.251 - 2.500................      4,547,729.34          3.950               359
2.501 - 2.750................      2,548,539.78          3.950               359
2.751 - 3.000................        957,605.90          3.950               359
3.001 - 3.250................      5,511,212.38          4.950               366
3.251 - 3.500................      2,654,519.98          4.995               359
4.001 - 4.250................        686,652.87          5.950               359
4.251 - 4.500................        784,489.08          5.950               358
5.001 - 5.250................    146,201,477.97          6.935               361
5.251 - 5.500................    223,568,544.63          7.048               359
5.501 - 5.750................        248,087.58          7.139               350
                                ---------------          -----               ---
                                $401,352,812.03          6.794%*             360*
                                ---------------
                                ---------------

---------

* Represents a weighted average of all the group II loans.

    As of the Cut-Off Date, the Pass-Through Rates for the group II loans ranged from approximately 2.000% per annum to approximately 5.524% per annum, with a weighted average of approximately 5.097% per annum.

                The date of this Supplement is November 9, 2001.

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